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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in Registration Statement No. 333-73451 on Form S-8, filed March 5, 1999; Registration Statement No. 333-68373 on Form S-8, filed December 4, 1998; Registration Statement No. 333-25757 on Form S-8, filed April 24, 1997, as amended June 24, 1998; and Registration Statement No. 333- 57583 on Form S-8, filed June 24, 1998, and in the related Prospectuses of Midway Games Inc., of our report dated August 22, 2000, except for Note 7 as to which the date is September 20, 2000, with respect to the financial statements and schedule of Midway Games Inc. and subsidiaries, included and/or incorporated by reference, in the Annual Report (Form 10-K) of Midway Games Inc. for the year ended June 30, 2000.



                                       /s/  Ernst & Young LLP



Chicago, Illinois
September 20, 2000